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                                                                    EXHIBIT 99.1

                                   PANAVISION

                        140 East 45th Street, 35th Floor
                            New York, New York 10017
                                 (212) 867-5420

                                                         TELEFAX: (212) 867-5428

FOR IMMEDIATE RELEASE
---------------------

              PANAVISION INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
               FILM SERVICES GROUP FROM VISUAL ACTION HOLDINGS PLC

       Transaction Significantly Enhances European, Asian Market
 Presence; Completes US
                               Distribution System

               New York, NY -May 19, 1997 -- Panavision Inc. (NYSE:PVI) today announced that it has signed a definitive agreement with Visual Action Holdings PLC, London, whereby Panavision will acquire Visual Action's Film Services Group for (pound)37.5 million (or approximately $61 million) in cash. The transaction, discussions of which were previously announced, is expected to close on or about June 5, 1997 pending approval from Visual Action's shareholders.

               The Film Services Group of Visual Action rents equipment for the filming of commercials, television programs and feature films. The group owns three rental operations in the UK and currently acts as agent for Panavision for the rental of the Company's film camera systems in France, Australia and three US cities -- Atlanta, Chicago and Dallas -- and also has smaller rental operations in New Zealand, Singapore, Malaysia and Indonesia. The Film Services Group posted calendar 1996 revenues of (pound)43.0 million ($70.3 million), EBIT of (pound)3.9 million ($6.4 million) and EBITDA of (pound)10.2 million ($16.7 million). Panavision reported calendar 1996 revenues of $124.6 million and EBITDA of $47.5 million.

               Panavision Chairman and Chief Executive Officer William C. Scott stated, "This transaction provides Panavision with a strong platform on which to grow the international side of our business and also completes our company-controlled distribution system in the US. Our competitive position in Europe will be improved substantially, particularly in France, which is the continent's most important film market. Additionally, we will immediately expand our presence in key Southeast Asia markets, where television and film activity are expected to grow rapidly. Overall, the transaction enables us to control a true worldwide distribution network for Panavision's camera systems and related products -- one of our most important

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strategic objectives. We anticipate the transaction will be accretive to earnings in calendar 1997."

               Panavision Inc. is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories for the motion picture and television industries. Panavision systems are rented through its domestic and international owned and operated facilities and agent network.

                                      # # #

For further information contact:
--------------------------------
William C. Scott                                   Jeff Majtyka
Chairman and Chief Executive                       Brainerd Communicators, Inc.
  Officer                                          212-986-6667
Panavision Inc.

            Ultra Precision Equipment For The Motion Picture Industry


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